EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 1, 2021, included in the Proxy Statement of Torchlight Energy Resources, Inc. that is incorporated by reference in the Registration Statement (Form S-3) and Prospectus of Torchlight Energy Resources, Inc., for the offer and sale of up to $250,000,000 of common stock, preferred stock, warrants, units or rights dated May 28, 2021.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Halifax, Canada

May 28, 2021